Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-44826, 333-58020 and 333-118614) pertaining to the 2000 Equity Incentive Plan, the 2000 Employee Stock Purchase Plan, the 2000 Non-Employee Directors’ Stock Option Plan, the 1996 Stock Option Plan, the 1988 Stock Option Plan and certain Non-Plan Stock Option Agreements with Telik, Inc. and the Form S-3 (Nos. 333-108031 and 333-114366) for the registration of $200,000,000 of equity securities and in the related Prospectus of our reports dated March 4, 2005, with respect to the financial statements of Telik, Inc., Telik, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Telik, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 4, 2005